EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
To Board of Directors
Hawaiian Electric Company, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2005, relating to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, retained earnings, and cash flows and financial statement schedule for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the 2004 Annual Report on Form 10-K of Hawaiian Electric Company, Inc. and to the reference to our firm under the heading “Experts” in the prospectus. Our reports refer to a change in the method of accounting for the consolidation of variable interest entities.
/s/ KPMG LLP
Honolulu, Hawaii
January 20, 2006